EXHIBIT D

ASSIGNMENT

This Assignment Agreement is entered into effective the 7th day of January, 2006 by and between Dennis J. Stevermer ("Stevermer") and Easton Southpaw Incorporated ("ESI").

WHEREAS, Stevermer is a party to:

(a) that certain Stock Purchase Agreement by and among J. Russell Duncan, Mimi G. Duncan and Stevermer dated June 23, 2005, as amended by the First Amendment to Stock Purchase Agreement dated October 31, 2005 ("Stock Purchase Agreement");

(b) that certain Ancillary Purchase Agreement dated June 23, 2005 between Stevermer and Lance H. Duncan ("Lance Duncan Agreement"); and

(c) that certain Agreement to Surrender Options dated June 20, 2005 between Stevermer and Robert G. Duncan ("Robert Duncan Agreement").

WHEREAS, Stevermer is the sole shareholder of ESI and desires to assign his interests in the above named contracts to ESI and ESI desires to assume the rights and obligations under such contracts.

NOW THEREFORE, for good and valuable consideration the parties agree as follows:

1. Collectively, the Stock Purchase Agreement, the Lance Duncan Agreement, and the Robert Duncan Agreement shall be referred to herein as the "Assigned Contracts."

2. Stevermer does hereby sell, transfer, assign, convey, set over and deliver to ESI all the rights title and interest of Stevermer in, to and under all of the Assigned Contracts.

3. ESI hereby assumes all obligations, expenses, costs and liabilities from or related to any obligations due under the Assigned Contracts.

4. This Assignment shall be governed by and construed in accordance of laws of the state of Minnesota.

IN WITNESS WHEREOF, the parties have executed this instrument to be made effective as of January 7, 2006.

/s/ Dennis J. Stevermer

Dennis J. Stevermer

EASTON SOUTHPAW INCORPORATED

By: /s/ Dennis J. Stevermer

Its: President